Exhibit 99.1

FOR IMMEDIATE RELEASE

Crawford & Company® acquires claims company in Chile

Acquisition sees Crawford significantly strengthen presence in Latin America

ATLANTA (October 2, 2020) Crawford & Company (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporates is pleased to announce the acquisition of Crawford Carvallo and its individual business units (Graham Miller, Crawford Marine & Transportation, Crawford Affinity Chile, Crawford Affinity Colombia, Legaltec, and Quality Surs), a leader in the provision of loss adjusting, claims management solutions and legal services in Chile.

Crawford Carvallo has been part of Crawford’s partnership network for almost 30 years, providing clients in the region with access to its full range of capabilities across property & casualty (P&C), marine hull, transportation, aquaculture and affinity lines of business, as well as offering a suite of legal services. This acquisition formalizes our long-standing relationship and boosts our ability to restore and enhance lives, businesses and communities in Latin America.

The acquisition forms part of Crawford’s ongoing investment in the region by expanding its on-the-ground capabilities and expertise across Latin America. Crawford Carvallo’s technical expertise has seen them grow to be one of the most knowledgeable claims management teams in Latin America. Their focus on quality lines up perfectly with our own vision; enabling us to deliver on our purpose and launch new client-focused services across the region.

Commenting on the acquisition, Roberto McQuattie, president of Latin America at Crawford, said: “Today’s announcement is the natural evolution of our long-standing partnership with Crawford Carvallo. They are recognized as the market leader in loss adjusting, affinity and legal services in Chile and our partnership to-date has been a highly successful one. Continuing to work closely with their senior team, we will now be able to further expand and develop our scale in the region through further enhancing our client offering.”

Javier Carvallo, president, Crawford Carvallo added: “We have taken this step in our history with special consideration for the professional and personal projection of our 466 employees. From this day on, Chile will no longer be the geographical boundary to their creativity and commitment. We are now part of a company that leads the management of the challenges currently being faced by the insurance industry, with regard to both the increasingly larger and more complex claims, and the growing demand for quality from the clients and beneficiaries of the personal insurance segment.”

Commenting on the company’s strategy for the Latin America, Rohit Verma, CEO of Crawford, said: “At Crawford, we are relentless in our pursuit for service excellence and are always looking to serve the needs of our clients where they need us most. With Crawford Carvallo we are acquiring the market-leader in Chile. Its exceptional level of market insight and specialist talent gives us the reach and agility to continue meeting the changing needs of the industry. We will continue to seek opportunities to bolster our presence across Latin America, ensuring that we deliver exceptional expertise, compelling claims outcomes and market-beating quality service that is the hallmark of Crawford.”

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers, and corporates with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

Tag: Crawford-Investor-News-and-Events

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Media Contacts:

Lynn Cufley	Kiara Reynolds-Westry
+44 7585 901936	+1 404-300-1617
Lynn.Cufley@crawco.co.uk	Kiara_reynolds-westry@us.crawco.com